UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2009

YELLOWCAKE MINING INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52293	83-0463005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

720 – 999 West Broadway, Vancouver, British Columbia V5Z 1K5
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604-685-4048

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02	Termination of a Material Definitive Agreement

On May 15, 2009, we terminated our lease and option agreements relating to the Uravan-Beck properties, dated December 28, 2007, with the leaseholders of the claims in the Uravan-Beck properties: Eagle Venture Group LLC, Bruce L. Beck, Energy Venture LLC, Uravan Land and Cattle Company LLC and the Beckworth Corporation. By terminating those agreements, we also terminated the Master Agreement Concerning Lease and Option for Purchase and Sale of Mining Properties, also dated December 28, 2007, with American Nuclear Fuels (Colorado) LLC.

We decided to terminate the agreements related to the Uravan-Beck project because we currently do not have sufficient cash on hand to continue our exploration program on the property, we do not believe that we would be able to raise the money that we require on acceptable terms, we also believe that any potential uranium deposits that might be discovered on the property would not be commercially feasible to develop further at this time because of low market prices for uranium, and the potential of discovering enough uranium to recoup our investment in the property is low..

We had entered into these agreements in order to purchase 185 mining claims, measuring in total approximately 3,700 acres in area, in the Uravan uranium belt, Montrose County, Colorado, also known as the Uravan-Beck Project. Pursuant to the agreements, we would have received ownership of the leases of the Uravan-Beck Project mineral properties in exchange for total payments of $5,968,750 in cash and the issuance of 2,765,625 shares of our common stock, payable over a five year time period. As of May 15, 2009, we had made total cash payments of $1,089,193 and issued 482,143 of our common shares pursuant to the agreements. The agreements do not provide for the return of those funds or shares to us in the event of termination and we will not acquire any ownership or other rights in the Uravan-Beck properties.

Pursuant to the terms of the agreements, the parties agreed that we could terminate the agreements at any time. We will not incur any early termination penalties as a result of the terminations.

There is no material relationship between us and any of the parties other than in respect of the agreements.

We will continue to hold all mining claims staked in our name. We also intend to examine the exploration potential of other areas that we can stake for uranium and other minerals. We also intend to evaluate potential acquisition opportunities for uranium and other minerals that would present good opportunities for the company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YELLOWCAKE MINING INC.

/s/ William Tafuri
William Tafuri
President, Secretary and Treasurer
Date: May 21, 2009